Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO CONVERTS
PREFERRED STOCK TO COMMON

CRANFORD, NJ, May 8, 2007 – Metalico, Inc. (AMEX:MEA) is completing the conversion of all of its outstanding preferred stock to common.

The non-trading preferred stock, held principally by financial institutions that financed Metalico at its inception in the late 1990’s, converts to common at a ratio of one to one. The exchange of the last 9,000,000 preferred shares for common, to take place on May 14, will raise the total number of shares of Metalico common stock outstanding to approximately 26,175,000.

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities and five lead fabrication plants in five states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contact:	Metalico, Inc.

Carlos E. Agüero, President and Chief Executive Officer Michael J. Drury, Executive Vice President info@metalico.com

186 North Avenue East Cranford, NJ 07016

(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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